Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer & Treasurer

(386) 944-5643

mpartridge@alpinereit.com

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST REPORTS FOURTH QUARTER AND FULL YEAR 2020 OPERATING RESULTS

DAYTONA BEACH, FL – February 11, 2021 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the “Company” or “PINE”) today announced its operating results and earnings for the quarter and year ended December 31, 2020.

Select Highlights

◾	Reported Net Income per diluted share attributable to the Company of $0.02 and $0.11 for the quarter and year ended December 31, 2020, respectively.
◾	Reported FFO per diluted share of $0.36 and $1.23 for the quarter and year ended December 31, 2020, respectively.
◾	Reported AFFO per diluted share of $0.36 and $1.04 for the quarter and year ended December 31, 2020, respectively.
◾	Collected 100% of the Contractual Base Rent (as defined below) due for the three months ended December 31, 2020.
◾	During the fourth quarter of 2020, the Company acquired three single tenant net leased properties for total acquisition volume of $17.4 million, reflecting a weighted-average going-in cash cap rate of 7.0%.
◾	Paid a cash dividend for the fourth quarter of 2020 of $0.22 per share, a 10% increase over the Company’s previous quarterly cash dividend.
◾	During the year ended December 31, 2020, the Company acquired 29 single tenant net leased properties for total acquisition volume of $116.6 million, reflecting a weighted-average going-in cash cap rate of 6.9%.
◾	During the year ended December 31, 2020, the Company sold one single tenant net leased property for total disposition volume of $5.1 million, reflecting an exit cash cap rate of 5.8%.
◾	During the year ended December 31, 2020, the Company paid cash dividends of $0.82 per share.
◾	Collected 100% of the Contractual Base Rent due in January and February 2021.
◾	Declared a quarterly cash dividend for the first quarter of 2021 of $0.24 per share, representing a 9.1% increase to the Company’s previous quarterly cash dividend and an annualized yield of 5.5% based on the closing price of the Company’s common stock on February 10, 2021.
◾	Announced the appointment of Rachel Elias Wein to the Company’s Board of Directors as an independent director and as a member of the Company’s Compensation and Audit Committees.

Operating Results Highlights

The table below provides a summary of the Company’s operating results for the quarter and year ended December 31, 2020 (in thousands, except per share data):

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Total Revenues	$5,385	$19,248
Net Income	$216	$1,146
Net Income Attributable to PINE	$186	$985
Net Income Attributable to PINE per diluted share	$0.02	$0.11
FFO (1)	$3,161	$10,808
FFO per diluted share (1)	$0.36	$1.23
AFFO (1)	$3,105	$9,189
AFFO per diluted share (1)	$0.36	$1.04
Dividends Declared and Paid, per share	$0.22	$0.82
(1)	See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income to non-GAAP financial measures, including FFO, FFO per diluted share, AFFO and AFFO per diluted share.

The Company’s operating results for the year ended December 31, 2020, as applicable, were impacted by the following:

◾	Direct costs of revenues were impacted by expensing costs associated with the Company’s due diligence on $75.0 million of potential income property acquisitions which were terminated primarily at the outset of the COVID-19 Pandemic. Total transaction costs related to the terminated deals totaled $0.1 million for the year ended December 31, 2020.
◾	General and administrative expenses for the year ended December 31, 2020 were impacted by the recognition in the first quarter of 2020 of $0.3 million of costs associated with audit services related to the 2019 annual audit. The fees associated with the 2019 annual audit were recognized as the services were incurred, which typically would occur ratably throughout the year.

CEO Comments

“We are very proud of our team’s execution and accomplishments in the fourth quarter and full year of 2020, as we exceeded our acquisition guidance for the year, meaningfully grew our quarterly cash dividend and further strengthened our high-quality net lease portfolio” said John P. Albright, President and Chief Executive Officer of Alpine Income Property Trust.  “In 2020, we more than doubled our property count, investing in 29 properties net leased to industry-leading tenants such as Walmart, Dollar General, 7-Eleven, Walgreens and Hobby Lobby, and our portfolio has continued to outperform, with year-end, sector-leading occupancy of 100%.  As we look forward to 2021, we believe that our strong balance sheet, robust pipeline and recently increased dividend have us well-positioned to deliver attractive risk-adjusted returns to our shareholders.”

Acquisitions

During the three months ended December 31, 2020, the Company acquired three income properties for total acquisition volume of $17.4 million, reflecting a weighted-average going-in cash cap rate of 7.0%. As of the acquisition date, the properties had a weighted-average remaining lease term of 9.8 years, were leased to tenants operating in the dollar store, general merchandise and pharmacy sectors, and were located in three different states. 100% of annualized base rents acquired during the quarter are generated from a tenant or the parent of a tenant with an investment grade credit rating.

During the year ended December 31, 2020, the Company acquired 29 income properties for total acquisition volume of $116.6 million, reflecting a weighted-average going-in cash cap rate of 6.9%. As of the acquisition date, the properties had a weighted-average remaining lease term of 10.6 years, were leased to tenants operating in 10 different sectors, including the grocery, convenience store, dollar store, quick service restaurant, general merchandise, pharmacy and auto parts sectors, and were located in 13 different states. Approximately 60.1% of annualized base rents acquired are generated from a tenant or the parent of a tenant with an investment grade credit rating.

On January 25, 2021 the Company acquired three single-tenant income properties in three separate transactions for an aggregate purchase price of $4.4 million, reflecting a weighted-average going-in cash cap rate of 6.5%. The three properties are located in Cut and Shoot, Del Rio, and Seguin, Texas and are leased to Dollar General. As of the acquisition date, the properties had a weighted-average remaining lease term of 14.3 years.

Dispositions

During the year ended December 31, 2020, the Company sold its Outback Steakhouse in Charlottesville, Virginia for a sale price of $5.1 million, reflecting an exit cash cap rate of 5.8%. The sale of the property generated a gain on sale of $0.3 million, or $0.03 per diluted share.

Income Property Portfolio

The Company’s portfolio consisted of the following as of December 31, 2020:

Number of Properties	48
Square Feet	1.6 million
Weighted Average Remaining Lease Term	8.4 Years
States where Properties are Located	18
Occupancy	100%

% of Annualized Base Rent attributable to Retail Tenants (1)	73%
% of Annualized Base Rent attributable to Office Tenants (1)	27%
% of Annualized Base Rent subject to Rent Escalations (1)	44%
% of Annualized Base Rent attributable to Investment Grade Rated Tenants (1)(2)	46%
% of Annualized Base Rent attributable to Credit Rated Tenants (1)(3)	83%

Any differences a result of rounding.

(1)

Annualized Base Rent (“ABR”) represents the annualized in-place base rent required by the tenant’s lease. ABR is a non-GAAP financial measure.  We believe this non-GAAP financial measure is useful to investors because it is a widely accepted industry measure used by analysts and investors to compare the real estate portfolios and operating performance of REITs.

(2)

The Company defines an Investment Grade Rated tenant as a tenant or the parent of a tenant with a credit rating from Moody’s Investors Service, S&P Global Ratings, Fitch Ratings or the National Associated of Insurance Commissioners of Baa3, BBB-, NAIC-2 or higher.

(3)

The Company defines a Credit Rated Tenant as a tenant or the parent of a tenant with a credit rating from S&P Global Ratings, Moody’s Investors Service, Fitch Ratings or the National Association of Insurance Commissioners.

The Company’s portfolio included the following top tenants as of December 31, 2020:

Tenant	Credit Rating (1)	% of Annualized Base Rent
Wells Fargo	A+	15%
Hilton Grand Vacations	BB	12%
Hobby Lobby	N/A	9%
Dollar General	BBB	8%
Walmart	AA	6%
Walgreens	BBB	6%
LA Fitness	CCC+	5%
Kohl's	BBB-	4%
At Home	B-	3%
Container Store	B-	3%
Total		71%

Any differences a result of rounding.

(1)	Credit rating is from S&P Global Ratings, Moody’s Investors Service, Fitch Ratings or the National Association of Insurance Commissioners, as applicable, as of December 31, 2020.

The Company’s portfolio consisted of the following industries as of December 31, 2020:

Industry		% of Annualized Base Rent
General Merchandise		15%
Financial Services (Office)		15%
Hospitality (Office)		12%
Home Furnishings		9%
Entertainment		8%
Dollar Stores		8%
Grocery		6%
Pharmacy		6%
Convenience Store		5%
Fitness		5%
Consumer Electronics		4%
Sporting Goods		2%
Casual Dining		2%
Car Wash		1%
Automotive Parts		1%
Quick Service Restaurant		1%
Service Retail		<1%
Other		<1%
Total	18 Industries	100%

Any differences a result of rounding.

The Company’s portfolio included properties in the following states as of December 31, 2020:

State		% of Annualized Base Rent
Florida		21%
Oregon		15%
North Carolina		10%
Arizona		7%
Texas		7%
Georgia		7%
Michigan		6%
Massachusetts		5%
Oklahoma		4%
New York		4%
Nevada		3%
Wisconsin		3%
Alabama		2%
Kentucky		2%
Maine		1%
Washington		1%
Maryland		1%
Ohio		<1%
Total	18 States	100%

Any differences a result of rounding.

COVID-19 Pandemic and Rent Collection Update

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus as a pandemic (the “COVID-19 Pandemic”), which has spread throughout the United States. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets, and in many industries, business activity has experienced periods of almost complete shutdown. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies.

The Company collected 100% of the Contractual Base Rent due for the three months ended December 31, 2020. Contractual Base Rent (“CBR”) represents the amount owed to the Company under the current terms of its lease agreements. The Company has agreed to defer or abate certain CBR in exchange for additional lease term or other lease enhancing additions that equated to 6% of contractual rents in place at the time of the deferral or abatement agreements. Repayment of deferred CBR began in the third quarter of 2020, with payments continuing, in some cases, through the end of 2021.

As of February 10, 2021, the Company received payments for CBR due in January and February 2021 from tenants representing 100% of the CBR due during such periods.

Capital Markets and Balance Sheet

On December 1, 2020, the Company filed a shelf registration statement on Form S-3, registering the possible issuance and sale of common stock, preferred stock, warrants, rights, and units with a maximum aggregate offering price of up to $350.0 million.

On December 14, 2020, the Company implemented a $100.0 million “at-the-market” or ATM equity offering program (the “2020 ATM Program”) pursuant to which the Company may sell, from time to time, shares of the Company’s common stock.  As of February 10, 2021, the Company has not sold any shares under the 2020 ATM Program.

The following table provides a summary of the Company’s long-term debt as of December 31, 2020:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility (1)	$50.0 million	1.35% - 1.95% + 48 bps	November 2023
Revolving Credit Facility	56.8 million	1.35% - 1.95% + LIBOR	November 2023
Total Debt/Weighted-Average Rate	$106.8 million	1.71%
(1)

Effective April 30, 2020, the Company utilized an interest rate swap to achieve a fixed LIBOR rate of 0.48% plus the applicable spread on $50.0 million of the outstanding balance on the credit facility.

On October 16, 2020, the Company increased the commitments on its revolving credit facility from $100.0 million to $150.0 million with the addition of two lenders, The Huntington National Bank and Truist Bank. The revolving credit facility was also amended to increase the accordion option that allows the Company to request additional lender commitments up to a total of $200.0 million.

Dividend

On October 21, 2020, the Company announced a cash dividend for the fourth quarter of 2020 of $0.22 per share, payable on December 31, 2020 to stockholders of record as of the close of business on December 15, 2020. The 2020 fourth quarter cash dividend represented a 10.0% increase over the Company’s previous quarterly dividend and a payout ratio of 61% of Q4 2020 FFO and AFFO per share, respectively.

During year ended December 31, 2020, the Company paid cash dividends of $0.82 per share.  The dividends paid in 2020 represent payout ratios of 67% of full year 2020 FFO per share and 79% of full year AFFO per share.

On February 11, 2021, the Company announced a cash dividend for the first quarter of 2021 of $0.24 per share, payable on March 31, 2021 to stockholders of record as of the close of business on March 22, 2021. The 2021 first quarter cash dividend represents a 9.1% increase over the Company’s previous quarterly dividend and an annualized yield of 5.5% based on the closing price of the Company’s common stock on February 10, 2021.

CEO Comments

“We are very appreciative of the strong support that our bank group and investors have continued to show in our investment strategy and management team,” commented John P. Albright, President and Chief Executive Officer of Alpine Income Property Trust.  “Our improved access to capital with the 50% increase to our credit facility and stable portfolio have allowed us to efficiently execute our business plan, allowing us to exceed our 2020 full year acquisition volume guidance and increase our dividend three times over the past 12 months.”

2021 Outlook

The Company's outlook and guidance for 2021 assumes improvement in economic activity, stable or positive business trends related to each of our tenants and other significant assumptions. The Company’s outlook for 2021 is as follows:

	2021 Outlook
	Low	High
FFO Per Diluted Share	$1.50	$1.70
AFFO Per Diluted Share	$1.45	$1.65

4th Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter and year ended December 31, 2020 tomorrow, Friday, February 12, 2021, at 9:00 AM ET. Stockholders and interested parties may access the earnings call via teleconference or webcast:

Teleconference: USA (Toll Free)1-888-317-6003

International: 1-412-317-6061

Canada (Toll Free): 1-855-669-9657

Please dial in at least fifteen minutes prior to the scheduled start time and use the code 9718846 when prompted.

A webcast of the call can be accessed at: https://services.choruscall.com/links/pine210212.html. To access the webcast, log on to the web address noted above or go to http://www.alpinereit.com and log in at the investor relations section of the website.

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that acquires, owns and operates a portfolio of high-quality single tenant net leased commercial income properties.

We encourage you to review our most recent investor presentation which is available on our website at http://www.alpinereit.com.

Safe Harbor

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters, the impact of the COVID-19 Pandemic on the Company’s business and the business of its tenants and the impact on the U.S.

economy and market conditions generally, other factors affecting the Company’s business or the business of its tenants that are beyond the control of the Company or its tenants, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Our reported results are presented in accordance with GAAP. We also disclose Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”), both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, amortization of capitalized lease incentives and above- and below-market lease related intangibles, and non-cash compensation. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is an additional useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Alpine Income Property Trust, Inc.

Consolidated Balance Sheet

(In thousands, except share and per share data)

	As of
	(Unaudited) December 31, 2020	December 31, 2019
ASSETS
Real Estate:
Land, at cost	$83,210	$54,387
Building and Improvements, at cost	142,679	74,070
Total Real Estate, at cost	225,889	128,457
Less, Accumulated Depreciation	(6,550)	(417)
Real Estate—Net	219,339	128,040
Cash and Cash Equivalents	1,894	12,342
Intangible Lease Assets—Net	36,881	22,358
Straight-Line Rent Adjustment	2,045	68
Deferred Expenses	—	577
Other Assets	1,431	788
Total Assets	$261,590	$164,173
LIABILITIES AND EQUITY
Liabilities:
Accounts Payable, Accrued Expenses, and Other Liabilities	$1,984	$1,472
Prepaid Rent and Deferred Revenue	1,055	88
Intangible Lease Liabilities—Net	3,299	1,908
Long-Term Debt	106,159	—
Total Liabilities	112,497	3,468
Commitments and Contingencies
Equity:
Alpine Income Property Trust, Inc. Stockholders' Equity:
Preferred Stock, $0.01 par value per share, 100 million shares authorized, no shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common Stock, $0.01 par value per share, 500 million shares authorized, 7,458,755 shares issued and outstanding as of December 31, 2020 and 7,902,737 shares issued and outstanding as of December 31, 2019	79	79
Additional Paid-in Capital	132,874	137,948
Dividends in Excess of Net Income	(5,713)	(498)
Accumulated Other Comprehensive Loss	(481)	—
Stockholders' Equity	126,759	137,529
Noncontrolling Interest	22,334	23,176
Total Equity	149,093	160,705
Total Liabilities and Equity	$261,590	$164,173

Alpine Income Property Trust, Inc.

Consolidated Statements of Operations

(Unaudited)

 (In thousands, except share, per share and dividend data)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Revenues:
Lease Income	$5,385	$19,248
Total Revenues	5,385	19,248
Operating Expenses:
Real Estate Expenses	611	2,316
General and Administrative Expenses	1,125	4,660
Depreciation and Amortization	2,946	9,949
Total Operating Expenses	4,682	16,925
Gain on Disposition of Assets	—	287
Net Income from Operations	703	2,610
Interest Expense	487	1,464
Net Income	216	1,146
Less: Net Income Attributable to Noncontrolling Interest	(30)	(161)
Net Income Attributable to Alpine Income Property Trust, Inc.	$186	$985

Per Common Share Data:
Net Income Attributable to Alpine Income Property Trust, Inc.
Basic	$0.02	$0.13
Diluted	$0.02	$0.11

Weighted Average Number of Common Shares:
Basic	7,458,755	7,588,349
Diluted (1)	8,682,609	8,812,203

Dividends Declared and Paid	$0.22	$0.82

(1)Includes 1,223,854 shares underlying OP units issued to CTO Realty Growth, Inc. in connection with our formation transactions.

Alpine Income Property Trust, Inc.

Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Net Income	$216	$1,146
Depreciation and Amortization	2,945	9,949
Gain on Disposition of Assets	—	(287)
Funds from Operations	$3,161	$10,808
Adjustments:
Straight-Line Rent Adjustment	$(287)	$(1,524)
COVID-19 Rent Repayments (Deferrals), Net	160	(378)
Non-Cash Compensation	67	268
Amortization of Deferred Loan Costs to Interest Expense	55	188
Amortization of Intangible Assets and Liabilities to Lease Income	(30)	(108)
Accretion of Tenant Contribution	(12)	(22)
Recurring Capital Expenditures	(9)	(43)
Adjusted Funds from Operations	$3,105	$9,189

FFO per diluted share	$0.36	$1.23
AFFO per diluted share	$0.36	$1.04